Exhibit 5.2 and 23.3

[LETTERHEAD OF DAVIS POLK & WARDWELL]

March 29, 2005

El Paso Electric Company
Stanton Tower
100 North Stanton
El Paso, TX 79901

Ladies and Gentlemen:

     We have acted as counsel for El Paso Electric Company, a Texas corporation, (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time of the Company’s (1) debt securities (the “Debt Securities”), which may be issued pursuant to a debt indenture, between the Company and JPMorgan Chase Bank, National Association, as trustee (the “Debt Trustee”), in the form attached as an exhibit to the Registration Statement (the “Indenture”); (2) first mortgage bonds (the “Bonds”), which may be issued pursuant to the General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, between the Company and U.S. Bank National Association, as trustee (the “Bond Trustee”) (the “Mortgage”); (3) shares of preferred stock, no par value per share (the “Preferred Stock”) of the Company; (4) shares of common stock, no par value per share (the “Common Stock”) of the Company; (5) warrants of the Company to purchase any of the other Securities (as defined below) registered under the Registration Statement (the “Warrants”), which may be issued pursuant to a warrant agreement (the “Warrant Agreement”) to be entered into between the Company and a bank or trust company, as warrant agent (the “Warrant Agent”); (6) purchase contracts requiring the holder thereof to purchase or sell any of the other Securities (as defined below) registered under the Registration Statement or to purchase or sell (a) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (b) currencies or (c) commodities (the “Purchase Contracts”) to be entered into by the Company; and (7) Debt Securities, Bonds, Preferred Stock, Common Stock, Warrants and Purchase Contracts or any combination thereof as may be offered in the form of units (the “Units”) to be issued under one or more unit agreements to be entered into among the Company, a bank or trust company, as unit agent, and the holders from time to time of the Units. The Debt Securities, Bonds, Preferred Stock, Common Stock, Warrants, Purchase Contracts or Units are referred to as the “Securities.”

     We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing, we advise you that, in our opinion:

     1.      The Mortgage previously has been duly authorized, executed and delivered by the Bond Trustee and the Company. When the specific terms of a particular series of Bonds have been duly authorized and established in accordance with the Mortgage, and such Bonds have been duly authorized, executed, authenticated, issued and delivered in accordance with the Mortgage and the applicable underwriting or other agreement, such Bonds will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     2.      When the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Debt Trustee and the Company, the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture, and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     3.      When the Warrant Agreement to be entered into in connection with the issuance of any Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company, the specific terms of the Warrants have been duly authorized and established in accordance with the Warrant Agreement, and such Warrants have been duly authorized, executed, issued and delivered in accordance with the Warrant Agreement and the applicable underwriting or other agreement, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     4.      When the specific terms of the Purchase Contracts have been duly authorized and established, and such Purchase Contracts have been duly authorized, executed, issued and delivered in accordance with the applicable underwriting or other agreement, such Purchase Contracts will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Securities, (i) the Board of Directors shall have duly established the terms of such Securities and duly authorized the issuance and sale of such Securities and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such Securities. We have also assumed that none of the terms of any Securities to be established subsequent to the date hereof, nor the issuance and delivery of such Securities, nor the compliance by the Company with the terms of such Securities will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

`	/s/ Davis Polk & Wardwell